Exhibit 10.4
Fairchild Semiconductor Stock Plan
Deferred Stock Unit Agreement

PARTICIPANT: Mark S. Thompson	EMPLOYEE ID:	GLOBAL ID:
DATE OF GRANT: July 15, 2005
NUMBER OF DEFERRED STOCK UNITS GRANTED: 45,000
THIS AGREEMENT, effective as of the Date of Grant set forth above, is between Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”) and the Participant named above (“you” or “yours”), pursuant to the provisions of the Fairchild Semiconductor Stock Plan (the “Plan”) with respect to the number of Deferred Stock Units (“Units”) specified above. This Agreement is made pursuant to your Employment Agreement with the Company and Fairchild Semiconductor Corporation dated April 6, 2005, as amended from time to time (your “Employment Agreement”). This Agreement consists of this document, any related Settlement Election Form, your Employment Agreement and the Plan. Any inconsistency among this Agreement, your Employment Agreement and the Plan shall be resolved in favor of your Employment Agreement, the Plan and this Agreement, in that order of priority. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.
You and the Company agree as follows:

1.	Application of Plan; Administration	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan.

2.	Vesting	The Units will vest (becoming “Vested Units”) on the following dates (each a “Vesting Date” and collectively, the “Vesting Dates”) if you are employed or in the service of the Company or an Affiliate on those dates:

Percentage Vested
Vesting Date	(including portion that vested the preceding year)
July 15, 2006	33%
July 15, 2007	66%
July 15, 2008	100%

provided that your Units will vest in their entirety in accordance with the terms of your Employment Agreement.

3.	Rights as Stockholder	Except as otherwise provided in this Agreement, you will not be entitled to any privileges of ownership of the shares of Common Stock underlying your Units (the “Shares”) unless and until Shares are actually delivered to you under this Agreement.

4.	Dividends	You will be credited with additional Deferred Stock Units having a value equal to declared dividends, if any, with record dates that occur prior to the settlement of any Units as if such Units had been actual Shares, based on the Fair Market Value of a Share on the applicable dividend payment date. Any such additional Deferred Stock Units shall be considered Units under this Agreement and shall also be credited with additional Deferred Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as Units with respect to which they were credited. Notwithstanding the foregoing, no such additional Deferred Stock Units will be credited with respect to any dividend in connection with which Units are adjusted pursuant to Section 3(c) of the Plan.

5.	Settlement of Units	(a)	Time of Settlement. Each Vested Unit will be settled by the delivery of one Share to you or, in the event of your death, to your designated beneficiary, promptly following the date (such date, the “Settlement Date”) you have elected on the attached Settlement Election Form, subject to your payment of any tax withholding obligations as described in Section 7 below. You hereby authorize any brokerage service provider determined acceptable to the Company, to open a securities account for you to be used for the settlement of Vested Units. You may change the Settlement Election Date one time only, and only to a later date, as provided in Section 3 of the Settlement Election Form, subject to the important restrictions contained in Section 3.

		(b)	Termination Prior to Settlement Date. If your employment or service with the Company is terminated prior to any Settlement Date, your Units will be treated as specified in the Settlement Election Form.

		(c)	Forfeiture of Unvested Units. All Units that are not Vested Units at the time of termination will be forfeited effective as of the date of such termination of employment.

6.	Transferability	(a)	Your Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of your Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.

		(b)	You acknowledge that, from time to time, the Company may be in a “blackout period” and/or subject to applicable securities laws that could subject you to liability for engaging in any transaction involving the sale of the Company’s shares. You further acknowledge and agree that, prior to the sale of any Shares, it is your responsibility to determine whether or not such sale of Shares will subject you to liability under insider trading rules or other applicable securities laws.

7.	Taxes	(a)	General. You are ultimately liable and responsible for all taxes owed by you in connection with your Units, regardless of any action the Company takes or any transaction pursuant to this Section 7 with respect to any tax withholding obligations that arise in connection with the Units. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Units or the subsequent sale of any of the Shares underlying the Units that vest. The Company does not commit and is under no obligation to structure this Agreement to reduce or eliminate your tax liability.

		(b)	Social Taxes. You may be subject to U.S. or local social taxes, including U.S. Social Security and Medicare taxes, on the Vesting Date, based on the Fair Market Value of the Shares underlying the Units that vest. The Company will pay such taxes on your behalf, including any income, U.S. Social Security and Medicare taxes, and non-U.S. social taxes attributable to the Company’s payment of such taxes. Payments on your behalf will be reflected in your compensation for federal, state and local income tax purposes.

		(c)	Income Taxes. You will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (any such date, the “Taxable Date”), based on the Fair Market Value of Shares received in settlement of Vested Units. You will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Shares, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). You will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion, including through payroll withholding.

(i) By Sale of Shares. Your acceptance of this Agreement constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the Taxable Date or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of Shares, and you agree to indemnify and hold the Company and any brokerage firm selling such Shares harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, such excess cash will be deposited into the securities account established with the brokerage service provider for the settlement of your Vested Units. Such Shares will be sold through the broker at market prices; however the price you receive will reflect a weighted average sales price based on the sales price of Shares on behalf of you and others for whom the designated broker may be selling shares on the relevant day(s), and you acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above. Unless otherwise authorized by the Committee in its sole discretion, the sale of shares will be the primary method used by the Company to satisfy the applicable Tax Withholding Obligation, and accordingly you represent and warrant to the Company as follows:

A.	You are accepting this Agreement during a permitted trading period, and at the time of accepting this Agreement you are not aware of any Material Nonpublic Information (as defined in the Company’s Corporate Legal Insider Trading and Tipping Policy) concerning the Company.

B.	You will not exercise any subsequent influence over the amount of Shares to be sold hereunder to generate funds for the Tax Withholding Obligation or the price, date or time of such sale.

	C.	You are entering into this Agreement in good faith and have a bona fide intention to carry out the terms of this Agreement, and you will not enter into or alter a corresponding or hedging transaction or position with respect to the Shares.

(ii)	By Share Withholding. If so elected in the sole discretion of the Committee, then in lieu of a market sale pursuant to Section 7(c)(i) you authorize the Company to withhold from the Shares issuable to you the whole number of shares with a value equal to the Fair Market Value of the Shares on the Taxable Date or the first trading day before the Taxable Date, sufficient to satisfy the applicable Tax Withholding Obligation. You acknowledge that the withheld shares may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

8.	Personal Data Protection	By signing this Agreement you confirm that you understand and agree that it will be necessary for the administration of the Plan to collect and process your personal data relating to the Units that were granted to you. Moreover, it may be necessary to transfer this personal data, outside of the country in which you work or are employed, to the United States or any other countries. By signing this Agreement, you explicitly consent to the collection, use and transfer of your personal data for the above described purpose to the Company or its Affiliates and any third party service provider as selected by the Company insofar it relates to the administration of the Plan. The United States may be considered to have a different or lower level of data protection than your country. You may request access to and correction of your personal data by contacting your local Human Resources Manager. You understand that failure to consent to the collection use and transfer of your personal data for the administration of Plan may affect your ability to receive the Units.

9.	Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout your term of employment or service with the Company and thereafter until withdrawn in writing by you.

10.	Compliance With Laws	The execution of this Agreement may result in your ownership of the Company’s common stock, and may also require the use of a US-based brokerage account. By signing this Agreement you acknowledge that you will personally bear responsibility for any compliance requirements under local or national law regulating such investment, and that these laws may change from time to time. It is recommended that you seek your own professional advice in relation to your participation in the Plan.

11.	Miscellaneous	(a)	This Agreement shall not confer upon you any right to continue as an employee, or otherwise in the service of, the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or such Affiliate’s right to terminate your employment or service at any time.

		(b)	Any Units granted under the terms of this Agreement are entirely at the discretion of the Company. Without limiting the generality of Section 1 above, with the approval of the Board, and subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Agreement without your consent.

		(c)	This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

		(d)	To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

12.	Signatures	By the signatures below, the Participant and the authorized representative of the Company acknowledge agreement to this Deferred Stock Unit Agreement as of the Grant Date specified above.

PARTICIPANT:	FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

/s/ Mark S. Thompson	/s/ Paul D. Delva

Mark S. Thompson	Paul D. Delva
Vice President, General Counsel and Secretary
To accept your DSU grant:
1.	Sign BOTH copies of this Deferred Stock Unit Agreement;

2.	Sign BOTH copies of the Settlement Election Form;

3.	Retain one copy of each for your records;

4.	Return one copy of each in the enclosed envelope by August 22, 2005.

Fairchild Semiconductor Stock Plan
Deferred Stock Unit Settlement Election Form
This Settlement Election Form relates to the following grant of Deferred Stock Units:

PARTICIPANT: Mark S. Thompson	EMPLOYEE ID:	GLOBAL ID:
DATE OF GRANT: July 15, 2005
NUMBER OF DEFERRED STOCK UNITS GRANTED: 45,000

1. Settlement Election	Subject to Sections 2 and 3 below, I elect to have all Vested Units that I may hold under the Deferred Stock Unit Award Agreement to which this election relates settled by delivery of Shares to me on July 15, 2008, which date is at least three (3) years following the Grant Date of such Units.

2. Settlement Upon Termination	I hereby acknowledge and agree that if, prior to the Settlement Election Date specified above (a) my employment is terminated for any reason other than Cause, death or Disability, any Vested Units will be settled following my termination date, provided that if such termination corresponds to my separation from service with the Company then any vested Units shall instead be settled promptly after the six month anniversary of separation from service, in accordance with Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Code, (b) my employment is terminated for Cause, all unsettled Units (including Vested Units that have not been settled) will be immediately forfeited, and (c) my employment is terminated for death or Disability, any Vested Units will be settled following my termination date.

3. One-Time Change of Election Permitted (Available for Option 1 Settlement Elections Only)	I understand that I can change the date specified as my settlement election date in Section 1 above once, but only once, to a Settlement Date that must be at least five years after the date indicated in Section 1 above by filing a new signed Settlement Election Form with the Company at any time on or before the day (the “Change Deadline Day”) that falls one year before the Settlement Date that would occur based on my initial election in Section 1. I understand that (a) I cannot change my election after the Change Deadline Day, (b) I cannot change my election more than once and (c) the later Settlement Date I choose must occur at least five years after the initial specified date indicated in my previously filed Settlement Election Form. If the Change Deadline Day falls on a day that is not a business day for the Company, then the last day to change the election in Section 1 will be the first business day preceding the Change Deadline Day. Any new Settlement Election Form will revoke the previously filed Settlement Election Form, except that, if any Settlement Date purportedly elected on the new form falls within five years after the specified date indicated in my previously filed Settlement Election Form, then such new form will have no effect and the previously elected Settlement Date shall continue to apply.

4. Signature	PARTICIPANT:	DATED AS OF:

	/s/ Mark S. Thompson	July 15, 2005

Mark S. Thompson
To accept your DSU grant:
1.	Sign BOTH copies of the Deferred Stock Unit Agreement;

2.	Sign the BOTH copies of this Settlement Election Form;

3.	Retain one copy of each for your records;

4.	Return one copy of each in the enclosed envelope by August 22, 2005.